English Translation

Share Entrustment Agreement

Agreement No.: 20150501

Party A: Zhang Simin

Party B: Huang Xiguang

WHEREAS:

1.	NEW WAVE DEVELOPMENTS LIMITED (the “Company”) is a limited liability company duly incorporated and existing in the British Virgin Island with its registered number of 1871697;

2.	Party B is now holding 100% of the shares of the Company per Party A’s arrangement;

3.	The incorporation of the Company, the contribution of its registered capital and all assets purchased by the Company were provided and arranged by Party A. All beneficial interest in the Company is effectively owned by Party A, and Party B is the nominal owner of the Company;

4.	The parties have reached a consensus on the holding of the shares of the Company by Party B on behalf of Party A.

NOW, THEREFORE, based on the principle of equality and mutual benefits, and through friendly consultation, with respect to the share entrustment arrangement, the parties hereby agree as follows:

　　Article 1 Entrustment

　　Party A effectively holds 100% of the shares of the Company and assumes all contributed capital of the Company. Party A is willing to entrust Party B as the nominal holder of the shares of the Company, and Party B is willing to accept such entrustment from Party A and to exercise any relevant shareholder’s rights on behalf of Party A.

Following the execution of this agreement, Party B shall issue a Confirmation Letter of Shareholder’s Rights of the Company to Party A in the form attached hereto as Exhibit, and Party A shall have the right to income and any derivative interest in the entrusted shares from the date of the Confirmation Letter and assume the relevant obligations.

　　Article 2 Authority

Party A entrusts Party B to act on his behalf with respect to the following matters: Party B shall register the shares on the Register of Shareholders of the Company in his own name, participate in any operation activities of the Company as approved by Party A in the capacity of a shareholder of the Company, receive any dividends or bonus, attend the shareholders meeting and exercise voting rights on behalf of Party A.

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As a trustee, Party B shall not have any dispositive rights with respect to the entrusted shares and shall not transfer, pledge or guarantee the entrusted shares without Party A’s consent.

Article 3 Rights and Obligations of Party A

　　1. As the actual capital contributor of said investment, Party A shall have effective rights of shareholders of the Company and is entitled to the relevant investment proceeds thereof.

2. During the term of the entrustment, upon the satisfaction of certain conditions, Party A shall have the right to transfer any relevant shareholder’ rights to himself or any third party designated by him. Without prejudice to the rights of Party B, Party B shall unconditionally agree and accept the relevant legal documents with respect to such transfer. During the term of the entrustment, Party A shall be liable for any relevant expenses and taxes arising from the share entrustment (including, without limitation, any attorney fee, audit fee, assets appraisal fee for any investment in connection with the entrusted shares, and any taxes and expenses incurred due to the payment of investment amounts and the receipt of any investment proceeds). Party A shall also be liable for the fees for change of registration and taxes in connection with the transfer of shares by Party B to Party A or any third party designated by Party A. If the above fees and expenses are paid by Party B, Party A shall wire such amounts to a bank account designated by Party B within five days from the occurrence of such fees and expenses.

　　3. As an effective holder of the shares, Party A shall have the right to supervise or correct any improper acts of Party B in accordance with this agreement.

　　4. If Party A considers that Party B is unable to honestly perform his obligations under the entrustment, Party A shall have the right to terminate such entrustment and to require Party B to transfer the entrusted shares to another trustee designated by the trustor.

5. Party B shall fully indemnify Party A for any adverse effects or losses cause to the entrusted shares due to Party B’s own operations.

Article 4 Rights and Obligations of Party B

　　1. As a trustee, Party B shall have the right to participate in the operation activities of the Company in the capacity of a shareholder, but shall not have any dispositive right with respect to the entrusted shares (including, without limitation, transfer or pledge of shareholder’s rights.)

　　2. Without the prior written consent of Party A, Party B shall not sub-entrust any third party the holding of the entrusted shares or any shareholder’s rights attached thereto.

　　3. As the nominal shareholder of the entrusted shares, Party B undertakes that his shareholding is subject to the provisions of this agreement. Party B shall exercise the voting right as required by Party A for approval of matters such as not distributing dividends temporarily, transferring reserve funds, welfare funds and profits into share capital, increasing registered capital and electing directors.

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4. Party B undertakes that it will transfer to Party A all future investment proceeds from the entrusted shares (including, without limitation, share transfer price, cash dividends, bonus or any other distributions.) Party B undertakes that he will wire such investment proceeds to a bank account designated by Party A within five business days from his receipt of such investment proceeds.

Prior to the transfer of such investment proceeds to Party A, however, Party B shall be entitled to directly deduct any relevant taxes and fees liable by Party A under Section 3.2.

5. When Party A transfers the entrusted shares to any other party, Party B shall provide necessary assistance and facility.

　　Article 5 Fees and Expenses for Entrustment

　　Except as provided in Section 4.4, Party B shall not receive any fees from Party A for the share entrustment.

　　Article 6 Termination of Agreement

This agreement shall be terminated if:

1. Party A entrusts Party B to transfer the entrusted shares to Party A or any third party designated by Party A and the relevant registration procedures with the administration for industry and commerce have been completed;

2. otherwise agreed by the parties.

Article 7 Confidentiality

The parties shall keep confidential the contents of this agreement and all documents and commercial information involved during the performance of this agreement, unless there is any clear evidence that such information is in public domain or that the other party has given a prior written consent. Such confidentiality obligation shall survive the termination of this agreement. Each party shall indemnify the other party for any losses incurred due to its violation of such obligation.

　　Article 8 Governing Law and Dispute Resolution

　　This agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

Any dispute arising out of the performance of this agreement shall be primarily resolved by friendly consultation. If the consultation fails, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration. The arbitration shall take place in Shenzhen.

　　Article 9 Miscellaneous

　　1. This agreement shall be executed in two counterparts. Each party shall hold one counterpart and both counterparts shall be equally effective.

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　　2. This agreement shall be effective from the date of execution by the parties.

        Party A: /s/ Zhang Simin                                               Party B: /s/ Huang Xiguang

Date: May 18, 2015

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Exhibit: Confirmation Letter

Confirmation Letter of Shareholder’s Rights of the Company

Zhang Simin:

Pursuant to the Share Entrustment Agreement (Agreement No.: 20150501) dated May 18, 2015, the undersigned hereby confirms that:

Zhang Simin shall have the income right, dispositive right and any other derivative rights of 100% of the equity of NEW WAVE DEVELOPMENTS LIMITED (the “Equity Shares”), and have the right to profit distribution of the Company, to receive the transfer prices of such equity, and to determine the transferee, timing, price and any other transfer conditions of the Equity Shares.

It is hereby confirmed as above.

Undersigned:  /s/ Huang Xiguang

Date: May 18, 2015

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